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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
    (Print or Type Response)
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1.  Name and Address of Reporting Person*

        Liewald                     Robert
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        (Last)                      (First)                        (Middle)

                               1075 First Avenue
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                                   (Street)

                           King of Prussia, PA                        19406
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Global Sports, Inc. (GSPT)
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
                               December 30, 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (check all applicable)

    [_] Director    [X] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

    Executive Vice President, Merchandising
    ------------------------------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                                           (Instr. 8)                   Owned at the        Direct       Bene-
                                (Month/                 --------------------------      End of              (D) or       ficial
                                Day/                                                    Issuer's            Indirect     Owner-
                                Year                             (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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

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

* If form is filed by more than one reporting person, see instruction
  4(b)(v).

Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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
Option to Purchase                 $4,313              5/30/00             A                          25,000
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
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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Nature
   cisable and            Underlying Securities             of               of Deriv-             ship               of In-
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             direct
   Date                                                     ative            Secur-                rivative           Bene-
   (Month/Day/                                              Secur-           ities                 Secu-              ficial
   Year)                                                    ity              Bene-                 rity               Owner-
                                                            (Instr. 5)       ficially              Direct             ship
 --------------------------------------------                                Owned                 (D) or             (Instr. 4)
 Date          Expira-              Amount or                                at End                Indi-
 Exer-         tion         Title   Number of                                of Year               rect (I)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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
5/30/01(1)    5/30/10     Common     25,000                                                      D
                          Stock
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

Explanation of Responses:

(1) Equity Incentive Plan option which was granted on May 30, 2000, becomes exercisable as follows: 6,250 shares on the first anniversary date of grant, 521 shares upon the same day of each of the next 35 months thereafter and 515 shares on the same day of the 36/th/ month thereafter.

             /s/ Robert Liewald           February 9, 2001
       --------------------------------  ------------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

 Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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